Exhibit 16.1

January 8, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Keyuan Petrochemicals, Inc.

We have read the statements made by Keyuan Petrochemicals, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ GHP Horwath, P.C.

Denver, Colorado